Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Nine-Month Results
Richmond, VA February 6, 2018/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the nine months ended December 31, 2017, was $75.1 million, or $2.94 per diluted share, compared with $73.4 million, or $2.63 per diluted share for the same period of the prior fiscal year.  For the third fiscal quarter ended December 31, 2017, net income was $45.4 million, or $1.78 per diluted share, compared with net income for the prior year’s third quarter of $53.6 million, or $1.92 per diluted share. Net income for the nine months and quarter ended December 31, 2017, included a one-time reduction in income tax expense of $10.5 million, or $0.41 per diluted share resulting from the enactment of the Tax Cuts and Jobs Act in December 2017. Operating income for the nine months ended December 31, 2017, of $111.2 million, decreased by $7.3 million compared to the nine months ended December 31, 2016.  Operating income for the third quarter of fiscal year 2018 decreased to $59.7 million from $83.2 million for the three months ended December 31, 2017. Segment operating income was $117.8 million for the nine months ended December 31, 2017, a decrease of $10.2 million, and for the quarter ended December 31, 2017, was $66.1 million, a decrease of $21.8 million, both compared to the same periods last fiscal year.  Results in the nine months ended December 31, 2017, reflected slight earnings improvements in the Other Regions segment coupled with declines in the North America and the Other Tobacco Operations segments. In the quarter ended December 31, 2017, results were lower in the Other Regions and Other Tobacco Operations segments, but increased modestly in the North America segment. Consolidated revenues increased by $5.3 million to $1.4 billion for the nine months ended December 31, 2017, and decreased by $15.2 million to $653.6 million for the three months ended December 31, 2017, compared to the same periods in the prior year. The modest improvement in revenues for the nine months was primarily a result of increased processing revenues and slightly higher green tobacco prices largely offset by lower sales volumes and other

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Universal Corporation

revenues. For the quarter ended December 31, 2017, the decrease in revenues was driven by lower sales volumes and lower other revenues, offset in part by higher prices and an improved product mix.

Mr. Freeman stated, “As expected, our earnings from operations so far in fiscal year 2018 have been impacted by lower burley crop volumes in Africa and fewer carryover crop sales in North America, offset in part by the return to normal crop volumes in Brazil, where we continue to see the benefits of higher volumes and lower factory unit costs. The burley crop shortfall will predominately affect our third and fourth fiscal quarters when we typically ship African crops. Last year’s third fiscal quarter reflected the largest quarterly sales volumes in our recent history and included $13 million of income from the timing of the receipt of distributions of unconsolidated subsidiaries, both of which negatively impacted our third quarter comparisons for fiscal year 2018.

“Our earnings for the quarter and nine-month period ended December 31, 2017, included a one-time $10.5 million ($0.41 per share) reduction of income tax expense from the application of recent U.S. tax legislation. This benefit mainly reflects an adjustment to deferred tax assets and liabilities as well as the reduction of the U.S. tax liability on undistributed foreign earnings. Part of this adjustment is a result of our accounting practice of recording the full U.S. tax liability expected to be paid on undistributed earnings of foreign subsidiaries. I urge you to review footnote 3, included herein, which describes this adjustment. We estimate that our ongoing annual tax rate will be somewhat lower than the historic level for recent fiscal years, and that it will be more volatile, due in part to potential foreign exchange fluctuations that may affect tax expense.

“Working capital requirements have been higher this year and reflect higher current crop purchases on recovered Brazilian crop levels. At the same time, uncommitted inventories at 16% of total inventory on December 31, 2017, remain within our targets and are slightly lower than last year’s level of 17% at December 31, 2016. We expect our cash balances to remain strong, sustaining our solid balance sheet and supporting funds required for seasonal crop purchases and input advances for fiscal year 2019 crops.

“We also anticipate that our volumes for the fourth quarter of fiscal year 2018 will be lower than those achieved in the fourth quarter of the prior year, given reduced crop volumes available for sale in Africa this year, which typically have strong shipment volumes in the fourth fiscal quarter. As a result, we continue to believe our total lamina volumes for fiscal year 2018 will be modestly lower than those volumes in fiscal year 2017. Looking forward, the next crop cycle, which will be reflected in our fiscal year 2019 results, has begun with green tobacco purchases in Brazil. The crop season is off to a good start, and assuming the recovery of African volumes and overall market stability, we believe that our fiscal year 2019 total sales volumes will be higher.

“In January, we celebrated an important milestone -- the 100th anniversary of our Company. For 100 years, we have been finding innovative solutions to serve our customers and meet their leaf tobacco needs, and stand today as the leading global leaf supplier. As we move into our next 100 years, we will build on our history by seeking opportunities to leverage both our assets and expertise and to deliver value to our shareholders. We will continue our commitment to leadership in setting industry standards, operating with transparency, providing products that are responsibly-sourced, and investing in and strengthening the communities where we operate.”

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Universal Corporation

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment improved by $2.2 million to $98.6 million for the nine months ended December 31, 2017, compared to the nine months ended December 31, 2016. The improvement was driven by lower selling, general, and administrative expenses and higher processing revenues largely offset by lower sales volumes and other revenues from the receipt of distributions from unconsolidated affiliates. In South America, total lamina sales volumes were up for the nine months ended December 31, 2017, on higher current crop sales partly offset by reduced carryover crop sales. The higher current year crop volumes also increased processing revenues and reduced factory unit costs there. Results for the Africa region for the nine months ended December 31, 2017, compared to the same period of the prior year, were down due to lower African burley production levels this year. Volumes improved for both the Europe and Asia regions primarily on stronger sales. Selling, general, and administrative costs for the segment were lower for the nine-month period, mostly from net foreign currency remeasurement gains compared with losses in the prior year, mainly in Africa. That benefit was partially offset by unfavorable comparisons due to the reversal of value-added tax reserves in the second quarter of fiscal year 2017. Revenues for the Other Regions segment for the nine months ended December 31, 2017, were up $47.4 million to $1.0 billion compared to the nine months ended December 31, 2016, as lower sales volumes and other revenues were offset by higher green tobacco prices and processing revenues.

Segment operating income for the Other Regions segment for the quarter ended December 31, 2017, decreased by $24.0 million to $57.0 million, compared with the third quarter of fiscal year 2017, principally on lower sales volumes and other revenues from the receipt of distributions from unconsolidated affiliates. These same factors also reduced revenues for the Other Regions segment for the quarter ended December 31, 2017, to $474.4 million down by $21.6 million, compared to the same period in the prior fiscal year. Volume declines in the Africa region, on lower burley production outweighed strong volumes in Asia and volume improvements in South America. Selling, general, and administrative costs were lower in the quarter ended December 31, 2017, compared to quarter ended December 31, 2016, mainly on net foreign currency remeasurement gains compared with losses in the prior year partly offset by recoveries on customer receivables in the prior year quarter.

NORTH AMERICA:
North America segment operating income of $13.9 million for the nine months, and $3.6 million for the quarter ended December 31, 2017, were down by $7.5 million and up by $2.6 million, respectively, compared with the same periods in the previous year. The decline in the nine months was driven by lower sales volumes. In the United States, volumes were down primarily due to large prior crop carryover sales last year, while offshore origin results were affected by lower volumes from later shipment timing in the current fiscal year and less favorable margins. In the quarter ended December 31, 2017, sales volumes were flat on some earlier timing of sales in the United States and a partial catch up in the offshore origins of volumes that had shipped earlier in fiscal year 2017. The segment also benefitted from an improved product mix in the third quarter of fiscal year 2018 compared to the prior fiscal year. Selling, general and administrative costs were flat for the nine months and quarter ended December 31, 2017, compared with the same periods in the previous fiscal year. Segment revenues were down, by $35.2 million to $211.4 million for the nine months on lower volumes, and up by $6.3 million to $99.5 million for the third quarter of fiscal year 2018 mainly on an improved product mix, compared with the same periods in the prior fiscal year.

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Universal Corporation

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income decreased by $4.9 million to $5.3 million for the nine months and by $0.4 million to $5.4 million for the third fiscal quarter ended December 31, 2017, compared with the same periods last fiscal year. In both periods, earnings were lower for the dark tobacco operations mostly driven by lower sales in Indonesia on lack of wrapper tobacco availability from the weather damaged crop. Indonesian wrapper volumes and quality have recovered in the subsequent crop, which will be available for sale beginning in early fiscal 2019. Earnings for the oriental joint venture increased for the nine months and third fiscal quarter, largely from gains on the sale of idle assets. Benefits from higher sales volumes and a better sales mix in the joint venture for the nine months ended December 31, 2017, compared to the same period in fiscal 2017, were heavily offset by higher currency remeasurement losses from the devaluation of the Turkish lira. Operating results for the Special Services group were relatively flat for the nine months and third quarter of fiscal year 2018 compared with the prior fiscal year periods. Selling, general, and administrative costs for the segment were flat for the third fiscal quarter but were higher for the nine months of fiscal year 2018 compared with fiscal year 2017, primarily on negative currency remeasurement variances and a value-added tax charge. Revenues for the Other Tobacco Operations segment for the nine months ended December 31, 2017, of $175.1 million decreased $6.9 million from the comparable prior fiscal year period mainly due to lower sales volumes from the timing of shipments of oriental tobaccos into the United States. Revenues of $79.8 million for the third fiscal quarter of 2018 were flat compared to the third quarter of fiscal 2017.

OTHER ITEMS:
Cost of goods sold increased by about 2% to $1.2 billion and $545.1 million for the nine months and third quarter of fiscal year 2018, respectively, compared with the same periods in fiscal year 2017. For both periods, the increase reflected slightly higher green leaf prices and a higher percentage of lamina in the sales mix. Selling, general, and administrative costs decreased by $8.9 million and by $3.3 in the nine months and quarter ended December 31, 2017, respectively, compared to the prior fiscal year periods. The decrease in both periods was largely driven by net foreign currency remeasurement and exchange gains in the current fiscal periods compared with losses incurred in the prior fiscal year comparable periods, primarily in Africa, Europe, and Asia. In the nine month period that benefit was partly offset by the absence of the reversal of value-added tax reserves in the second quarter of fiscal year 2017 and a value-added tax charge in Indonesia in the second fiscal quarter of 2018.

The consolidated effective income tax rates for the quarter and nine months ended December 31, 2017, respectively were approximately 19% and 24%, and include the effects from the changes in U.S. corporate income tax law under the Tax Cuts and Jobs Act of 2017 that were enacted in December 2017. Those effects mainly represent an adjustment to deferred tax assets and liabilities as well as the reduction of the U.S. tax liability on undistributed foreign earnings. For more details, see the attached footnote 3. The consolidated effective income tax rates were approximately 32% and 33% for the quarter and nine months ended December 31, 2016, respectively. Income taxes for those periods were lower than the 35% federal statutory rate at that time, due to a combination of lower net effective tax rates on income from certain foreign subsidiaries, and effects of changes in local currency exchange rates on deferred income tax balances.

Results for the nine months and third fiscal quarter ended December 31, 2016 included restructuring and impairment costs of $3.9 million ($0.09 per diluted share) and  $0.2 million ($0.00 per diluted share), respectively.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 4. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

At 5:00 p.m. (Eastern Time) on February 6, 2018, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 6, 2018. A taped replay of the call will be available through February 20, 2018, by dialing (855) 859-2056. The confirmation number to access the replay is 2686739.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2017, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$653,581	$668,771	$1,426,451	$1,421,188
Costs and expenses
Cost of goods sold	545,063	533,318	1,171,000	1,145,694
Selling, general and administrative expenses	48,839	52,068	144,242	153,101
Restructuring and impairment costs	—	178	—	3,860
Operating income	59,679	83,207	111,209	118,533
Equity in pretax earnings of unconsolidated affiliates	6,404	4,495	6,636	5,625
Interest income	166	482	1,362	1,116
Interest expense	4,020	4,051	11,916	12,440
Income before income taxes and other items	62,229	84,133	107,291	112,834
Income taxes	12,010	27,071	25,445	36,778
Net income	50,219	57,062	81,846	76,056
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(4,819)	(3,415)	(6,702)	(2,621)
Net income attributable to Universal Corporation	45,400	53,647	75,144	73,435
Dividends on Universal Corporation convertible perpetual preferred stock	—	(3,687)	—	(11,061)
Earnings available to Universal Corporation common shareholders	$45,400	$49,960	$75,144	$62,374

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.80	$2.17	$2.97	$2.73
Diluted	$1.78	$1.92	$2.94	$2.63

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2017	2016	2017
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$146,578	$411,507	$283,993
Accounts receivable, net	347,175	280,978	439,288
Advances to suppliers, net	108,952	93,175	103,750
Accounts receivable—unconsolidated affiliates	1,799	2,073	2,373
Inventories—at lower of cost or net realizable value:
Tobacco	796,165	736,368	565,943
Other	69,687	67,638	68,087
Prepaid income taxes	14,459	11,419	16,713
Other current assets	92,959	61,856	81,252
Total current assets	1,577,774	1,665,014	1,561,399

Property, plant and equipment
Land	22,885	22,760	22,852
Buildings	269,670	264,485	266,802
Machinery and equipment	621,051	603,860	597,213
	913,606	891,105	886,867
Less accumulated depreciation	(596,722)	(569,697)	(569,527)
	316,884	321,408	317,340
Other assets
Goodwill and other intangibles	98,981	98,869	98,888
Investments in unconsolidated affiliates	86,246	75,574	78,457
Deferred income taxes	21,049	24,266	25,422
Other noncurrent assets	49,033	41,798	41,899
	255,309	240,507	244,666

Total assets	$2,149,967	$2,226,929	$2,123,405

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2017	2016	2017
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$50,804	$52,052	$59,133
Accounts payable and accrued expenses	138,161	131,925	153,515
Accounts payable—unconsolidated affiliates	16,184	10,522	7,231
Customer advances and deposits	23,939	14,201	11,007
Accrued compensation	19,387	22,800	32,007
Income taxes payable	8,052	7,239	5,103
Current portion of long-term debt	—	—	—
Total current liabilities	256,527	238,739	267,996

Long-term debt	368,998	368,645	368,733
Pensions and other postretirement benefits	74,577	78,930	80,689
Other long-term liabilities	47,289	30,038	31,424
Deferred income taxes	31,903	29,075	47,985
Total liabilities	779,294	745,427	796,827

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, no shares outstanding (107,418 at December 31, 2016, and none at March 31, 2017)	—	104,012	—
Common stock, no par value, 100,000,000 shares authorized 25,114,349 shares issued and outstanding (25,270,976 at December 31, 2016, and 25,274,506 at March 31, 2017)	321,832	319,509	321,207
Retained earnings	1,058,556	1,090,148	1,034,841
Accumulated other comprehensive loss	(55,444)	(71,723)	(69,559)
Total Universal Corporation shareholders' equity	1,324,944	1,441,946	1,286,489
Noncontrolling interests in subsidiaries	45,729	39,556	40,089
Total shareholders' equity	1,370,673	1,481,502	1,326,578

Total liabilities and shareholders' equity	$2,149,967	$2,226,929	$2,123,405

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2017	2016
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$81,846	$76,056
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	26,106	26,107
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	4,375	414
Foreign currency remeasurement (gain) loss, net	(3,430)	12,493
Deferred income taxes	(18,967)	(308)
Restructuring and impairment costs	—	3,860
Other, net	12,131	7,598
Changes in operating assets and liabilities, net	(151,429)	56,533
Net cash provided (used) by operating activities	(49,368)	182,753

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(23,567)	(28,544)
Proceeds from sale of property, plant and equipment	5,072	665
Other	(550)	—
Net cash used by investing activities	(19,045)	(27,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(12,195)	(11,299)
Dividends paid to noncontrolling interests	(1,260)	(1,260)
Repurchase of common stock	(12,639)	—
Dividends paid on convertible perpetual preferred stock	—	(11,061)
Dividends paid on common stock	(40,886)	(36,181)
Other	(2,828)	(2,256)
Net cash used by financing activities	(69,808)	(62,057)

Effect of exchange rate changes on cash	806	(757)
Net increase (decrease) in cash and cash equivalents	(137,415)	92,060
Cash and cash equivalents at beginning of year	283,993	319,447

Cash and cash equivalents at end of period	$146,578	$411,507
Non-cash Financing Transaction - The consolidated financial statements for the nine months ended December 31, 2016 include a non-cash reclassification of $107.6 million from preferred stock to common stock to reflect the conversion of 111,072 shares of the Company's outstanding Series B 6.75% Convertible Perpetual Preferred Stock into common stock.
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2017	2016	2017	2016

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$45,400	$53,647	$75,144	$73,435
Less: Dividends on convertible perpetual preferred stock	—	(3,687)	—	(11,061)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	45,400	49,960	75,144	62,374

Denominator for basic earnings per share
Weighted average shares outstanding	25,230,336	22,982,473	25,323,796	22,831,717

Basic earnings per share	$1.80	$2.17	$2.97	$2.73

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$45,400	$49,960	$75,144	$62,374
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	3,687	—	11,061
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	45,400	53,647	75,144	73,435

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,230,336	22,982,473	25,323,796	22,831,717
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,693,155	—	4,816,904
Employee share-based awards	230,073	320,955	222,274	318,594
Denominator for diluted earnings per share	25,460,409	27,996,583	25,546,070	27,967,215

Diluted earnings per share	$1.78	$1.92	$2.94	$2.63

All outstanding shares of the Company's convertible perpetual preferred stock were converted for common stock or cash in the third and fourth quarters of fiscal year 2017, and therefore none were outstanding for the three- and nine-month periods ended December 31, 2017.

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Universal Corporation

NOTE 3.   INCOME TAXES

On December 20, 2017, the United States Congress passed legislation making significant changes to income taxation at the federal level for individuals, pass-through entities, and corporations. The legislation, known as the Tax Cuts and Jobs Act, was signed into law by the President on December 22, 2017. For corporations, the changes include a reduction in the statutory rate on taxable income from 35% to 21%, and a move from a worldwide tax system to a territorial tax system for companies with foreign operations. Under the territorial system, except in limited situations or for limited types of income, earnings from foreign operations will generally no longer be subject to U.S. taxation. The law accommodates the move from the previous worldwide tax system by providing for a one-time transition tax on the undistributed post-1986 earnings of foreign subsidiaries as of either November 2, 2017 or December 31, 2017, whichever undistributed earnings amount is greater. Other provisions of the new law allow for immediate expensing of investments in property, plant, and equipment, and impose limitations on the deductibility of interest, executive compensation, and meals and entertainment expense.

Under the applicable accounting guidance, corporations are required to account for the effects of changes in income tax law on their financial statements as a component of taxes provided on income from continuing operations in the period those changes are enacted, which for Universal is the fiscal quarter and nine-month period ended December 31, 2017. Due to the complexities associated with understanding and applying various aspects of the new law and quantifying or estimating amounts upon which calculations required to account for new law are based, the U.S. Securities and Exchange Commission (“SEC”) recognized that it may be difficult for many companies to complete the determination of all accounting effects of the new law within the available timeframe for issuing their financial statements for the period of enactment. As a result, the SEC provided guidance permitting corporations to record and report specific items impacted by the new law on the basis of reasonable estimates if final amounts have not been determined and designate them as provisional amounts, or to continue to account for specific items under the previous law if it is not possible to develop reasonable estimates within the timeframe for issuance of the financial statements. In subsequent reporting periods, as the accounting for those items is finalized, companies are expected to record the appropriate adjustments to the initial accounting, removing the provisional designation on an item in the period that the accounting for that item is completed. A measurement period of no more than one year from the date of enactment of the new law is provided under the SEC guidance to complete all such adjustments.

The most significant effects of the new law on Universal’s financial statements for the current reporting periods are:

(1)	an adjustment of recorded deferred tax assets and liabilities to the tax rates at which they are expected to reverse in the future, including:

•	amounts initially recorded in net income, and

•	amounts initially recorded in other comprehensive income (loss).

(2)	a reduction of the liability previously recorded for U.S. income taxes on undistributed foreign earnings to the amounts expected to be paid under the one-time transition tax provisions of the new law.

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Universal Corporation

The following table outlines consolidated income tax expense and the effective tax rates on pretax earnings for the quarter and nine months ended December 31, 2017, including the effects recorded for the new law:

	Three Months Ended December 31, 2017		Nine Months Ended December 31, 2017
(in thousands of dollars)	Amount	Effective Tax Rate	Amount	Effective Tax Rate

Income before income taxes	$62,229		$107,291

Income tax expense:
Determined under previous tax law	$22,506	36.2%	$35,941	33.5%

Effect of new law:
Adjustment of deferred tax assets and liabilities:
- Initially recorded in net income	(5,426)	(8.7)%	(5,426)	(5.1)%
- Initially recorded in other comprehensive income	9,800	15.7%	9,800	9.1%
Reduction of U.S. tax liability on undistributed foreign earnings to estimate of one time transition tax	(14,528)	(23.4)%	(14,528)	(13.5)%
All other effects	(342)	(0.5)%	(342)	(0.3)%
Total effect of new law	$(10,496)	(16.9)%	$(10,496)	(9.8)%

Total income tax expense under new law	$12,010	19.3%	$25,445	23.7%

As noted above, the effect of the new law includes a $5.4 million net reduction of current period income tax expense from remeasuring net deferred tax liabilities to the lower rates at which they are now expected to reverse, generally the new 21% statutory U.S. tax rate. In addition, the effect of the new law includes $9.8 million of net current period tax expense from remeasuring net deferred tax assets attributable to pension and other post retirement benefit plans, foreign currency translation adjustments, and other amounts that were initially recorded through other comprehensive income (loss) to the new lower rates. Current accounting guidance requires that this $9.8 million net deferred tax asset adjustment be recorded in income tax expense as part of the effect of the new law, rather than through other comprehensive income (loss). As a result, the effective tax rates on the pretax amounts of the items reported in accumulated other comprehensive income (loss) at December 31, 2017 are not reflective of the future rates at which those items will reverse. The Financial Accounting Standards Board has issued proposed guidance that, if subsequently issued as a final Accounting Standards Update, will require the adjustment of the tax effects in accumulated other comprehensive income (loss) to the appropriate amounts through a reclassification to retained earnings upon adoption of the guidance.

Prior to the enactment of the new law, under its accounting for income taxes, the Company had no undistributed earnings of consolidated foreign subsidiaries that were classified as permanently reinvested. Accordingly, the Company had recorded the full tax liability on those earnings, including both the local country taxes and the U.S. taxes expected to be paid on their future distribution. The new law replaces the U.S. income tax that would have been paid on those earnings in the future with the one-time transition tax, which is allowed to be paid over an eight-year period. The total liability recorded by the Company for this transition tax is approximately $21.0 million. The $14.5 million reduction of income tax expense related to undistributed foreign earnings reflects the adjustment of the U.S. tax liability previously recorded on those earnings to the transition tax amount. The Company continues to assume repatriation of all undistributed earnings of its consolidated foreign subsidiaries and has therefore provided for expected local withholding taxes on the distribution of those earnings where applicable, net of the related U.S. tax credit attributable to those withholding taxes.

In determining the recorded effect of the new law presented above, the Company was able to develop what it considers to be reasonable estimates and make what it considers to be reasonable interpretations with respect to the application of the law in areas that may receive future clarification. As a result, the Company has not continued to account for any specific items under the previous tax law. The three primary component effects of the new law on the Company's financial statements for the current reporting periods, as reflected in the above table, are considered provisional at this time in order to allow additional time to complete

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Universal Corporation

the final accounting. The Company continues to analyze certain aspects of the new law, and future treasury regulations, tax law technical corrections, notices, rulings, and other guidance issued by the government could result in changes or refinements to amounts recorded in the current reporting period. These include potential refinements of the Company's calculations of the adjustments to deferred tax assets and liabilities and the U.S. tax liability for undistributed foreign earnings for the effect of the new law. The amount recorded for the reduction in the tax liability on undistributed foreign earnings may also be refined and adjusted based on continuing review of the Company's calculation of the one-time transition tax, including further analysis of the portion of the undistributed earnings amounts represented by cash and other specified assets held by its foreign subsidiaries. As a result, the provisional amounts recorded may be adjusted in future reporting periods within the allowed one-year measurement period as the final accounting is completed, and those adjustments could be material.

In future reporting periods under the new law, the Company’s consolidated income tax expense will generally be determined by the aggregation of tax expense recorded in the U.S. and at the local country level by each foreign subsidiary, rather than through an adjustment of worldwide earnings to the U.S. statutory tax rate. The consolidated effective tax rate will be more influenced by the mix of pretax earnings from the various countries in which the Company operates than in the past, and changes in currency exchange rates will also have an impact on the effective tax rate. Although the Company has not completed its assessment of the estimated level of its consolidated effective tax rate for future periods, it is expected to be somewhat lower, but will likely fluctuate more, than the historical level for recent fiscal years.

As noted in the above table, with the effect of the tax law changes, the Company’s consolidated effective income tax rates were 19.3% and 23.7% for the three and nine months ended December 31, 2017 respectively.  Without the changes in the tax law, those effective income tax rates would have been 36.2% and 33.5%, respectively.  The effective tax rates for the three and nine months ended December 31, 2016 were 32.2% and 32.6%, respectively.

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2017	2016	2017	2016

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$99,452	$93,198	$211,444	$246,669
Other Regions (1)	474,351	495,982	1,039,927	992,574
Subtotal	573,803	589,180	1,251,371	1,239,243
Other Tobacco Operations (2)	79,778	79,591	175,080	181,945
Consolidated sales and other operating revenue	$653,581	$668,771	$1,426,451	$1,421,188

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$3,623	$1,025	$13,887	$21,404
Other Regions (1)	57,029	81,074	98,622	96,399
Subtotal	60,652	82,099	112,509	117,803
Other Tobacco Operations (2)	5,431	5,781	5,336	10,215
Segment operating income	66,083	87,880	117,845	128,018
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(6,404)	(4,495)	(6,636)	(5,625)
Restructuring and impairment costs (4)	—	(178)	—	(3,860)
Consolidated operating income	$59,679	$83,207	$111,209	$118,533

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

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